Exhibit 99.1

UNAUDITED PRO FORMA STATEMENT OF SHAREHOLDERS’ EQUITY

The following unaudited pro forma statement of shareholders’ equity is based on the historical financial statements of PEDEVCO Corp. (the “Company”) after giving effect to certain transactions described in greater detail below, including the sale by the Company in a private placement on August 12, 2013, of (a) 7,333,334 shares of common stock (the “Common Stock”) at a price of $3.00 per share, which included rights to the following warrants (b) three-year warrants exercisable on a cash basis only for (i) an aggregate of 733,334 shares of Common Stock at $3.75 per share, (ii) an aggregate of 733,334 shares of Common Stock at $4.50 per share, and (iii) an aggregate of 733,334 shares of Common Stock at $5.25 per share, to two investors for aggregate proceeds to the Company in connection with such subscription of $22 million.

The unaudited pro forma statement of shareholders’ equity as of August 12, 2013 has been derived from the Company’s audited statement of shareholders’ equity for the year ended December 31, 2012 and is prepared for illustrative purposes only. The pro-forma information is an estimate of our current shareholder’s equity. Our actual shareholders’ equity for the year ended December 31, 2013 may be different based on additional transactions occurring subsequently to this filing and from the audit of our consolidated financial statements. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our December 31, 2012 and June 30, 2013 financial statements and the related notes which are disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, respectively.

Unaudited Pro Forma Statement of Shareholders' Equity
As of August 12, 2013

	Series A Convertible		Series A Convertible				Additional	Stock
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Subscriptions	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Totals

Balances at December 31, 2012	6,234,845	$6,235	1	$-	7,183,501	$7,184	$18,167,419	$(276,326)	$(12,776,688)	$5,127,824

Issuance of common stock for services	-	-	-	-	13,334	13	79,987	-	-	80,000
Cashless exercise of warrants - preferred stock - Galdi	47,059	47	-	-	-	-	(47)	-	-	-
Conversion of redeemable PS to PS - Esenjay	555,556	556	-	-	-	-	1,249,444	-	-	1,250,000
Conversion of preferred stock to common stock - KKSH Holdings LLC	(177,778)	(178)	-	-	177,778	178	-	-	-	-
Conversion of preferred stock to common stock - Remainder	(6,659,682)	(6,660)	(1)	-	6,659,683	6,660	-	-	-	-
Recission of exercise of common stock options	-	-	-	-	(120,710)	(121)	121	-	-	-
Warrants issued related to bridge loan	-	-	-	-	-	-	274,947	-	-	274,947
Stock compensation	-	-	-	-	-	-	254,254	-	-	254,254
Net loss	-	-	-	-	-	-	-	-	(1,481,323)	(1,481,323)

Balances at March 31, 2013	-	-	-	-	13,913,586	13,914	20,026,125	(276,326)	(14,258,011)	5,505,702

Fractional share issuance	-	-	-	-	289	-	-	-	-	-
Stock compensation	-	-	-	-	-	-	179,768	-	-	179,768
Stock subscription receivable from Condor	-	-	-	-	-	-	-	(116,499)	-	(116,499)
Net loss	-	-	-	-	-	-	-	-	(2,432,931)	(2,432,931)

Balances at June 30, 2013	-	-	-	-	13,913,875	13,914	20,205,893	(392,825)	(16,690,942)	3,136,040

Issuance of common stock (subscription rec.) for private placement	-	-	-	-	7,333,334	7,333	21,992,667	(12,000,000)	-	10,000,000
Issuance of common stock to STXRA for equity interest	-	-	-	-	33,815	34	109,865	-	-	109,899
Issuance of common stock for oil and gas properties - Essenjay	-	-	-	-	27,804	28	116,471	-	-	116,499
Issuance of restricted stock to employees	-	-	-	-	1,165,000	1,165	(1,165)	-	-	-
Issuance of restricted stock to employees and consultants	-	-	-	-	25,750	26	(26)	-	-	-

Balances at August 12, 2013	-	-	-	-	22,499,578	22,500	42,423,705	(12,392,825)	(16,690,942)	13,362,438

Below is a summary of the financial transactions that occurred subsequent to June 30, 2013 affecting our shareholders’ equity:

•
In a private placement entered into on August 12, 2013, the Company sold (a) 7,333,334 shares of Common Stock at a price of $3.00 per share, which included rights to the following warrants (b) three-year warrants exercisable on a cash basis only for (i) an aggregate of 733,334 shares of Common Stock at $3.75 per share, (ii) an aggregate of 733,334 shares of Common Stock at $4.50 per share, and (iii) an aggregate of 733,334 shares of Common Stock at $5.25 per share, to two investors for aggregate proceeds to the Company in connection with such subscription of $22 million.

•
On July 11, 2013, the Company issued to South Texas Reservoir Alliance LLC an aggregate of 33,815 shares of common stock as equity compensation in connection with the Company’s acquisition of certain interests in the Mississippian formation in southern Kansas from Berexco LLC that closed in March 2013.

•
On July 1, 2013, the Company issued an aggregate of 27,804 shares of common stock to Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., and Crain Energy, Ltd. (collectively, “Esenjay”), as additional consideration due to Esenjay upon the spudding by Condor Energy Technology LLC, a partially-owned subsidiary of the Company, of the State 16-7-60 1H well on June 13, 2013.

•
On August 9, 2013, the Company granted an aggregate of 1,165,000 shares of its restricted common stock with an aggregate fair value of $4,368,750 to certain employees of the Company pursuant to the Company’s 2012 Equity Incentive Plan and in connection with the Company’s year 2012 annual equity incentive compensation review process. 40% of the shares vest six months from the date of grant, 15% vest eighteen months from the date of grant, 15% vest two years from the date of grant, 15% vest two and one-half years from the date of grant and the final 15% vest three years from the date of grant, all contingent upon the applicable recipient’s continued service with the Company.

•
On August 9, 2013, the Company granted an aggregate of 25,750 shares of its restricted common stock with an aggregate fair value of $96,563 to certain employees of, and consultants to, the Company pursuant to the Company’s 2012 Equity Incentive Plan and in connection with the Company’s year 2012 annual equity incentive compensation review process.  The shares fully vest on the six month anniversary of the grant date, all contingent upon the recipient’s continued service with the Company.